UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) April 27, 2006
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333-1200
N/A (Former name or former address if changed since last report.)

Section 2 - Financial Information

Item 2.02 Results of Operations and Financial Condition.

On April 27, 2006, the registrant issued the following press release announcing financial results for the first quarter ended April 1, 2006:
CONTACTS:	Kevin F. Mahoney Vice President, Finance and Chief Financial Officer 401-335-8470
Investor Relations: Financial Dynamics Melissa Myron/Rachel Albert 212-850-5600

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY REPORTS IMPROVED FIRST QUARTER RESULTS

~ Optical Segment Sales Grow 30% ~

~Announces Additional Cost Saving Initiatives~

Lincoln, RI - April 27, 2006 - A.T. Cross Company (AMEX: ATX) today announced financial results for the first quarter ended April 1, 2006.

Net sales in the first quarter of 2006 were $29.6 million, equal with the first quarter of 2005. Global writing instrument and accessory revenue was $23.6 million compared to $24.9 million in the same period last year. The Company's optical segment, comprised of Costa Del Mar, had a first quarter net sales increase to $6.0 million compared to $4.6 million in the prior year quarter.

Gross margin was 53.0% compared to 50.5% last year. The 250 basis point increase was primarily attributable to lower costs resulting from the Company's manufacturing and distribution initiatives. Selling, general and administrative expenses and other operating expenses, including restructuring charges, were $15.9 million, or 53.7% of net sales, in the first quarter of 2006 versus $15.7 million, or 53.0% of net sales a year ago. Restructuring charges were $578,000 and $216,000 in 2006 and 2005, respectively.

Net loss for the first quarter was $0.1 million, or $0.01 per share, compared to a net loss of $0.5 million, or $0.03 per share, last year.

David G. Whalen, President and Chief Executive Officer of A.T. Cross, stated, "The positive traction which we began to recognize at the end of last year has continued in the first quarter. Although our quality writing instrument business softened year-over-year, we saw a strong response to our new product launches. Costa Del Mar continued its outstanding performance this year, generating a 30% increase in sales and nearly doubling its operating income. This segment's strong results are attributable to the success of new products, higher price points and expanded distribution. "

Mr. Whalen concluded, "Looking ahead, we are focusing on initiatives that are designed to generate further momentum for Cross. Specifically, we distributed our second direct to consumer catalog in April, which we anticipate will be as well received as our holiday catalog. We also plan to implement 50 new shop-in-shop displays internationally that will upgrade existing Cross locations with a more compelling shopping experience. Additionally, we have accelerated our new product efforts and have many exciting launches planned over the next six months. We believe Costa Del Mar will continue to deliver excellent results as we are well prepared for the peak Spring selling season. Finally, we will continue our work to drive our costs lower. We are off to a solid start and look forward to building on our early successes as the year unfolds. "

Additional Cost Saving Initiatives

As part of its ongoing initiative to lower its cost base, the Company reevaluated its pension plan and decided to implement certain changes that will bring the Company's retirement benefits in line with industry standards. Specifically, the Company's Board of Directors voted to freeze the Company's non-contributory defined benefit pension plan effective May 20, 2006, which covered substantially all of the Company's domestic employees. To partially offset the impact of this decision, the Board also approved improvements to the Company's existing defined contribution plan and agreed to provide three years of enhanced transitional benefits to employees that are nearing retirement age. In total, these changes are expected to result in approximately $1.2 million of cost savings in 2006.

Additionally, the 'Cross into the Future' restructuring efforts and the corresponding transition of manufacturing operations to China have created excess capacity at the corporate headquarters in Lincoln, Rhode Island. As such, the Company has decided to consider the sale of its 250,000 square foot combined office and manufacturing facility with the intention of leasing back a portion the building to maintain its headquarters in Lincoln. If consummated, the transaction would result in additional cost savings and enhance the flexibility of the Company's balance sheet. The Company would also realize a gain on the transaction.

Conference Call

The Company's management will host a conference call tomorrow, April 28, 2006, at 9:00 a.m. Eastern Time. A live webcast of the call will be accessible on the Company's web site at www.cross.com. The webcast will be archived for 30 days on the site, while a telephone replay of the call will be available beginning at 11:00 a.m. Eastern Time on April 28, 2006 through May 5, 2006 at 1-877-519-4471 or 973-341-3080, pin number 7274477.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross web site at www.cross.com and the Costa Del Mar web site at www.costadelmar.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including statements relating to the impact of new writing instrument products, the anticipated continued performance of Costa Del Mar, the anticipated impact of the Company's new display and merchandising initiatives and direct to consumer programs, and the anticipated impact of the Company's cost reductions). In addition, words such as "believes", "anticipates", "expects", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the uncertainty of the economic climate, particularly in light of high energy costs, the Company's ability to manage its manufacturing efforts offshore and the inherent timing and logistical challenges that accompany that effort, consumers' reaction to the Company's existing and new writing instrument products as well as the new in-store displays and direct to consumer initiatives, and consumers' continued support for Costa Del Mar products, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of April 27, 2006. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(tables to follow)
A. T. CROSS COMPANY CONSOLIDATED SUMMARY OF OPERATIONS (in thousands, except per share amounts) (unaudited)
		Three Months Ended
		April 1, 2006	April 2, 2005

	Net sales	$ 29,562	$ 29,559
	Cost of goods sold	13,881	14,631
	Gross Profit	15,681	14,928
	Selling, general and administrative expenses	13,854	14,166
	Service and distribution costs	907	874
	Research and development expenses	533	409
	Restructuring charges	578	216
	Operating Loss	(191)	(737)
	Interest and other expense	(27)	(56)
	Loss Before Income Taxes	(218)	(793)
Income tax benefit		(89)	(285)
	Net Loss	$ (129)	$ (508)

	Basic and diluted net loss per share	$(0.01)	$(0.03)

	Weighted average shares outstanding	14,684	14,768

		Three Months Ended
		April 1, 2006	April 2, 2005
Segment Data:	Writing Instruments & Accessories
	Net Sales	$ 23,570	$ 24,932
	Operating Loss	(1,113)	(1,220)
	Interest and Other Expense	(26)	(51)
	Loss Before Income Taxes	(1,139)	(1,271)

Segment Data:	Optical
	Net Sales	$ 5,992	$ 4,627
	Operating Income	922	483
	Interest and Other Expense	(1)	(5)
	Income Before Income Taxes	921	478

		Three Months Ended
		April 1, 2006	April 2, 2005
Writing Instruments & Accessories Sales Data:
	Americas	$ 9,786	$ 10,567
	Europe, Middle East and Africa	7,696	8,171
	Asia Pacific	5,387	5,514
	Other	701	680
	Total Net Sales	$ 23,570	$ 24,932

A.T. CROSS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	April 1, 2006	April 2, 2005
Assets
Cash, cash equivalents and short-term investments	$ 11,126	$ 14,501
Accounts receivable	23,045	23,520
Inventories	16,601	17,343
Deferred income taxes	6,340	5,401
Receivable from Chinese contract manufacturer	4,900	1,941
Other current assets	4,503	6,067
Total Current Assets	66,515	68,773

Property, plant and equipment, net	21,167	23,164
Goodwill	7,288	7,288
Intangibles and other assets	5,153	5,316
Deferred income taxes	5,011	3,759

Total Assets	$ 105,134	$ 108,300

Liabilities and Shareholders' Equity
Line of credit	$ 0	$ 3,000
Current maturities of long-term debt	0	1,350
Retirement plan obligations	1,885	1,629
Other current liabilities	18,573	17,995
Total Current Liabilities	20,458	23,974

Retirement plan obligations	10,525	8,734
Long-term debt, less current maturities	5,500	5,175
Accrued warranty costs	1,457	1,663
Shareholders' equity	67,194	68,754

Total Liabilities and Shareholders' Equity	$ 105,134	$ 108,300

For information at A. T. Cross contact:
Kevin F. Mahoney
Vice President, Finance and Chief Financial Officer
(401) 335-8470
Kmahoney@cross.com		4890-1Q-06

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date: April 27, 2006	KEVIN F. MAHONEY (Kevin F. Mahoney) Vice President, Finance Chief Financial Officer